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                                                                      EXHIBIT 14

                                                            Date: April 22, 2004

                           LAUREL CAPITAL GROUP, INC.

                           CODE OF CONDUCT AND ETHICS

                                  INTRODUCTION

In order to assure the proper and ethical performance of our business and to maintain the confidence of the public, our customers and our stockholders in Laurel Capital Group, Inc. and its subsidiaries, all Directors, Officers and Employees of Laurel are expected to act in accordance with the highest standards of personal and professional integrity in all aspects of their activities, to comply with applicable laws, rules and regulations and to avoid misconduct and conflicts of interest and the appearance of conflicts of interest.

To promote these standards and values, the Board of Directors of Laurel has established and adopted this Code of Conduct and Ethics to provide guidance concerning the standards of ethical conduct by and responsibilities of persons employed by Laurel or its subsidiaries and Directors of Laurel and its subsidiaries. This Code applies to Laurel and all of its subsidiaries.

This Code outlines the broad principles of legal and ethical business conduct embraced by Laurel. However, a written code cannot answer all questions raised in the context of business relationships. Therefore, this Code must be applied using common sense and good judgment. Issues with respect to conflicts, legality or ethics may not always be clear cut and Officers and Employees should consult with the President/CEO or in his absence the Internal Auditor and Directors should discuss the matter with the President/CEO or outside counsel.

                                           ------------------------------------
                                           Richard J. Cessar
                                           Chairman of the Board

                                           ------------------------------------
                                           Edwin R. Maus
                                           President and Chief Executive Officer

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                       CODE OF CONDUCT AND ETHICS -- INDEX

I.       DEFINITIONS............................................................      1
II.      ETHICAL PRINCIPLES AND CORPORATE VALUES................................      2
III.     CONFLICTS OF INTEREST..................................................      3

         A.       Compensation and Gifts........................................      3
         B.       Business Gratuities...........................................      5
         C.       Transactions with Insiders....................................      5

IV.      CONFIDENTIAL INFORMATION...............................................      5

         A.       Confidential Information Regarding Customers and Others.......      5
         B.       Permissible Dissemination of Confidential Information.........      6
         C.       Confidential Information Regarding Current or Former
                    Directors and Employees.....................................      6
         D.       Company Resources; Proprietary Information....................      6

V.       PERSONAL INVESTMENTS AND FINANCES......................................      6

         A.       Trading in Company Securities.................................      6
         B.       Personal Investments..........................................      6
         C.       Purchase of Company Owned Property............................      7
         D.       Loans.........................................................      7

VI.      BUSINESS CONDUCT.......................................................      7

         A.       Business and Accounting Practices.............................      7
         B.       Political Contributions; Expenditures for Political Purposes..      8
         C.       Information Security - Use of Company Owned Computers,
                    Networks, Hardware and Software.............................      9
         D.       Outside Business Interests....................................      9
         E.       Management Interlocks.........................................      9

VII.     SPECIAL ETHICS OBLIGATIONS FOR EMPLOYEES WITH FINANCIAL REPORTING
           RESPONSIBILITIES.....................................................      9

VII.     REPORTING ILLEGAL OR UNETHICAL BEHAVIOR................................     10

         A.       Reporting Procedures..........................................     11
         B.       Content of Report.............................................     11
         C.       Audit Committee Responsibility................................     12
         D.       Protection From Retribution...................................     12

IX.      CONCLUSION.............................................................     12

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                                 I. DEFINITIONS

A.    Bank: Laurel Savings Bank.

B. Code: This Code of Conduct and Ethics adopted by the Board of Directors of Laurel Capital Group, Inc.

C. Company: Laurel Capital Group, Inc. and/or all subsidiaries currently existing or hereafter formed or acquired, which employ personnel or have Boards of Directors or Trustees.

D. Director; Board(s) of Directors: Includes all members of the Boards of Directors or Trustees of the Company and its subsidiaries.

E. Employee: Includes all Employees and Officers of the Company and its subsidiaries.

F. Immediate Family: Includes father, mother, spouse, and children of a Person. These may be blood relationships, step relationships, or adoptions.

G. Person: Any individual or group of individuals identified in D, E and F above.

H. Examples: Certain sections of this Code describe clarifying examples or hypothetical situations that might arise within the context of the section. These are illustrative only and are not intended to limit the scope of the section.

I. Regulation O: Refers to Regulation O promulgated by the Board of Governors of the Federal Reserve System, as amended from time to time, to implement the lending restrictions set forth in the Federal Reserve Act regarding loans and other extensions of credit made to executive officers, directors, principal shareholders and other insiders.

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                   II. ETHICAL PRINCIPLES AND CORPORATE VALUES

The nature of the business of the Company requires careful observance of applicable laws and regulations. High standards of conduct and personal integrity are essential for the Company to maintain the confidence of its stockholders, customers, Employees, and the general public. To ensure that the Company and all Persons embrace and promote sound ethical business practices, the Company requires that all Persons agree that they will:

- Act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships;

- Comply with rules and regulations of federal, state and local governments, and other appropriate regulatory agencies;

- Act in good faith, responsibly, and with due care, competence and diligence, without misrepresenting material facts or allowing one's independent judgment to be impaired;

- Provide information that is accurate, complete, objective, relevant, timely and understandable to ensure full, fair, accurate, timely, and understandable disclosure in reports and documents; and

- Promptly report to the Company's President and Chief Financial Officer or a member of the Audit Ethics Committee of the Company's Board of Directors any conduct that the individual believes to be a violation of law or business ethics or of any provision of the Code, including any transaction or relationship that reasonably could be expected to give rise to a conflict of interest.

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                           III. CONFLICTS OF INTEREST

A conflict of interest exists whenever a Person (or a member of his or her Immediate Family) has a personal interest in any entity or matter that may influence a decision or cloud that Person's judgment in the discharge of his or her responsibilities to the Company. It is the duty of every Person to avoid situations from which he or she (or an Immediate Family member) might benefit personally, directly or indirectly, or that give the perception that the Person (or an Immediate Family member) is benefiting personally, from business decisions, use of Company facilities or from relationships with Company customers, vendors or contacts.

If a business opportunity relating to the Company's lines of business becomes available to or is made known to a Person, it must first be made available to the Company before being acted upon by that Person, by his or her Immediate Family or by any other Person.

Employees are prohibited from making Bank loans to companies in which the Employee has a substantial interest as an owner, director, officer, or partner, or to companies in which a member of his or her Immediate Family has such an interest; or to a member of his or her Immediate Family. Such loans must be directed to another loan officer. When that is not possible, the application may be taken and processed, but must be reviewed and approved by another loan officer.

Employees should avoid any relationship that would cause a conflict of interest with their duties and responsibilities at Laurel. Employees are expected to disclose any situations that may involve inappropriate or improper conflicts of interests affecting them personally or affecting other employees or those with whom Laurel does business. Waivers of conflicts of interest involving executive officers require the approval of the Board of Directors or an appropriate committee.

To avoid conflicts of interest, Directors are expected to disclose to their fellow Directors any personal interest they may have in a transaction upon which the Board passes and to recuse themselves from participation in any decision in which there is a conflict between their personal interests and the interests of Laurel.

A.    Compensation and Gifts.

The Bank Bribery Act prohibits any Person or agent of the Company or attorney representing the Company from offering or receiving anything of value where the item of value is offered with the intent of influencing the Person, agent or attorney or a business transaction. This law is broad and carries civil and criminal penalties, including fines and/or imprisonment. Gifts or awards given in recognition of a Person's service or accomplishment in civic, charitable, educational, or religious organizations are not prohibited by this Code.

1. General Prohibitions: Except as provided below, Persons are prohibited from soliciting or receiving anything of value in any amount in connection with the business of the Company, including but not limited to money, goods, or services. This prohibition

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      applies whether such was obtained as a gratuity/gift or as a "quid pro quo" exchange (something received or given as a reward for preferential action or service rendered by a Director or Employee). Additionally, this prohibition includes receiving compensation of any kind from any source for rendering services of a type that are performed or offered by the Company. A Director or Employee may not do indirectly what he or she is prohibited from doing directly; for example, arrange to have a prohibited gift made to a member of his or her Immediate Family. Similarly, a Person may not give gifts, meals, or entertainment (including a quid pro quo exchange) which are intended to influence, or that might give the appearance of influencing, another Person or a business contact in a business decision. Any action by a Person perceived to compromise another's judgment is prohibited.

      Example: An Employee may not solicit any sort of personal compensation in return for making a loan to a customer.

      Example: A Director who is in a position, whether directly or indirectly, to sell goods or services to the Company may not give gifts to the department responsible for making such purchasing decisions.

2. Permissible Gifts: Any Person may accept anything of value from customers only if it:

      a.    Is valued at $250 or less, AND

      b.    Is not intended to influence any decision by the Person;

      c.    Is unsolicited;

      d.    Is infrequent; and

      e.    Is not a quid pro quo.

      Notwithstanding the foregoing, under no circumstances shall any person accept money as a gift from any customer.

      Examples of Permissible Gifts: Gifts which are likely to meet these guidelines are: advertising or promotional materials such as pens, pencils, key rings, calendars and similar items valued under $250.

      Additionally, a Person may accept gifts from individuals who have both a personal relationship with that Person and a business relationship with the Company, for such commonly recognized events or occasions as a promotion, wedding, retirement, or religious observance, if valued at less than $250.

Generally, there is no threat of a violation of the Bank Bribery Act if acceptance of a gift or benefit is based on an Immediate Family or personal relationship, which exists independent of any business with the Company or if the gift or benefit is made available to the general public under the same conditions on which it is made available to a Person.

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If a Person is offered or receives something of value in excess of the above-stated amounts which he or she believes may be impermissible under this Code, that Person must disclose the matter to the [COMPLIANCE OFFICER] and seek a determination that the item of value may be accepted or must be returned. The reviewer will give due consideration to the criteria for permissible gifts and whether receipt poses a threat to the integrity of the Company.

B.    Business Gratuities.

Payments for travel, lodging, meals and entertainment are normally permissible if they (i) are reasonable in amount; (ii) are expended in the course of a legitimate business meeting or an event intended to foster better business relations; (iii) would be paid by the Company as a business expense if not paid for by the outside source; and (iv) are unsolicited.

If a Person is offered payments of the type which he or she believes may be impermissible, that Person must disclose the matter to the President/CEO or in his absence, the Internal Auditor and seek a determination that the offer may be accepted or must be rejected. The reviewer will give due consideration to the criteria for permissible payments and whether receipt poses a threat to the integrity of the Company.

Example: It is not a prohibited business gratuity to accept a vendor's offer to pay lodging and meals for an Employee's attendance at a conference sponsored in whole or in part by the vendor so long as the Employee's attendance has a business purpose.

C.    Transactions with Insiders.

The Company from time to time may purchase or lease real or personal property or goods or services from a Person, a member of a Person's Immediate Family, or from business entities in which a Person or in which a member of that Person's Immediate Family is an officer, director and/or controlling stockholder.

It is the policy of the Company that any transaction involving insiders must be conducted at arm's length and that any consideration paid or received by the Company in connection with such a transaction shall be on terms no less favorable than terms available to an unaffiliated third party under the same or similar circumstances. In accordance with Regulation O, the Director's or Officer's interest in any such transactions requiring Board action shall be disclosed to the Board prior to any action being taken, and any such transactions not requiring Board approval shall be reported to the Board quarterly.

                          IV. CONFIDENTIAL INFORMATION

A.    Confidential Information Regarding Customers and Others.

Persons must take all reasonable measures to protect the confidentiality of non-public information about Laurel or its subsidiaries and their customers, stockholders and suppliers obtained or created in connection with such persons' activities and to prevent the unauthorized

                                       5
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disclosure of such information unless required by applicable law or regulation or legal or regulatory process.

B.    Permissible Dissemination of Confidential Information.

Dissemination of confidential customer information among Company subsidiaries is permissible. Notwithstanding the foregoing, all queries of a legal nature that involve confidential information relating to a subsidiary's customers must be directed to outside counsel.

C.    Confidential Information Regarding Current or Former Directors and
      Employees.

All requests for information regarding current or former Directors or Employees must be referred to the Company's Human Resources Department. The amount of information the Company's Human Resources Department may provide is limited by the Company's internal procedures and applicable laws.

D.    Company Resources; Proprietary Information.

Persons are prohibited from selling, disclosing, or otherwise using the Company's physical resources or proprietary information for personal benefit or for the benefit of any other party. The definition of the Company's "physical resources or proprietary information" includes all the Company's intellectual property, including but not limited to any written materials, any computer or network-based information, data, any other types of information or data developed for the Company by an Employee or a vendor, supplier or other contractor of the Company.

Example: Employees are prohibited from using the Company's marketing research for a personal venture or disclosing proprietary information to a competitor.

                      V. PERSONAL INVESTMENTS AND FINANCES

A.    Trading in Company Securities.

The Board of Directors of the Company has approved a policy to prevent insider trading. A copy of the Company's insider trading policy is periodically distributed to the Board of Directors and is available upon request from the Stock Compliance Officer.

B.    Personal Investments.

Directors must disclose to the Chairman of the Board and Employees must disclose to their direct supervisor when they know of any ownership or beneficial interest, which they or members of their Immediate Families have with customers or suppliers of the Company if they have responsibility for the account relationship. Persons and their Immediate Families are prohibited from investing in securities of customers or suppliers if they hold or share any responsibility for the account relationship, unless the securities are listed on an exchange and the purchase or sale is based upon information available to the general public, or unless approval is granted by a majority vote of the Board of Directors. In those instances where a personal

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investment in a given customer has been approved, Persons must avoid participation in any Company decisions concerning that customer.

Example: An Employee who is the account officer for or deals with the loan account of ABC Company (a customer) may not invest personally in ABC Company without receiving prior approval of the Board of Directors. (See also Section V
(D) "Loans" below).

C.    Purchase of Company Owned Property.

Purchase of Company owned or subsidiary owned property (real or personal) by Persons or members of their Immediate Families is strictly prohibited. Notwithstanding the foregoing, the Company may allow Persons to purchase Company-owned vehicles at fair market value.

D.    Loans.

Loans by bank subsidiaries of the Company are available to Directors and designated Regulation O Officers on the same terms and conditions, including interest rates and collateral, as those prevailing for comparable loans with other customers; provided, however, that discounted consumer and residential loans which are offered as a benefit to all other Employees may be extended to Directors and Regulation O Officers on the same terms. Such loans must not involve more than the normal risk of repayment or present other unfavorable features.

The Securities Exchange Act of 1934, as amended, makes it unlawful for the Company, directly or indirectly, including through any subsidiary, to extend or maintain credit, arrange for the extension of credit or renew the extension of credit in the form of a personal loan to or for any of its Directors or executive officers. Regulation O loans are exempt from this prohibition set forth in the Securities Exchange Act.

Persons are prohibited from lending personal funds to persons known to them as Company customers, except if the customer is an Immediate Family member. Persons may not borrow from a customer unless the customer is a recognized lending institution.

                              VI. BUSINESS CONDUCT

A.    Business and Accounting Practices.

1.    No funds or assets of the Company shall be used for unlawful purposes.

2. No unrecorded fund or asset of the Company shall be established or maintained for any purpose.

3. No false or misleading entries shall be made in the books and records of the Company for any purpose. All items of income or expense shall be appropriately recorded.

4. No payment by the Company shall be made with the intent or understanding that all or any part of such payment be used for any purpose other than that described in the books

                                       7
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      and records of the Company.

5. No payment on behalf of the Company shall be approved without adequate supporting documentation or with the intention or understanding that all or any part of such payment is to be used for any purpose other than that described by the documents supporting the payment.

6. Compliance is required with generally accepted accounting principles and procedures and with established internal accounting controls and procedures.

7. The Company may require submission by Directors and Employees of reports or statements in compliance with this section, at such time or from time to time and in such form as the Company may specify.

B.    Political Contributions; Expenditures for Political Purposes.

1. No funds or assets of the Company are to be used to make any unlawful political contribution. For purposes of this section, the term "political contribution" shall be deemed to include not only the direct or indirect delivery of cash or property of the Company to a political party, candidate, committee or organization but also includes: (a) the reimbursement by the Company to any Person or any other person, for a political contribution made or to be made by such Person or other person; or (b) the provision of services or the use of property or the making of a loan, to a political party, candidate, committee or organization by the Company, except in the ordinary course of Company business and on customary commercial terms. Purchases of tickets to political dinners or other similar events or of advertisements in political publications are considered to be political contributions and are not reimbursable.

2. Neither the Company nor any Person acting on its behalf shall establish any program to solicit, collect or distribute political contributions from a Person.

3. No Person shall be under any obligation of any kind to the Company or to any other Person, to utilize any of his or her compensation to make political contributions and no Person or any other person acting on the Company's behalf, shall seek to create or enforce any such obligation.

Nothing contained in this section is intended to discourage Persons from active personal involvement in the political process, including the making of personal political contributions, or to otherwise limit the rights and obligations of Persons as responsible citizens. Notwithstanding the foregoing, this Code (i) requires that before a Person seeks or accepts a nomination or appointment to any public office, whether paid or unpaid, that Person must obtain the Company's approval via and (ii) prohibits political campaigning, wearing and/or displaying political campaign slogans, distributing political literature, and/or soliciting campaign funds at or in the work place.

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C.    Information Security - Use of Company Owned Computers, Networks, Hardware
      and Software.

The unauthorized use or duplication of computer software owned by the Company is strictly prohibited. The use of computer software owned personally by Employees on computer equipment owned by the Company is strictly prohibited.

D.    Outside Business Interests.

Prior approval must be obtained in situations where a Person or his or her Immediate Family members may profit from a relationship with a company or other entity with which that Person deals with in the course of his or her Company duties.

E.    Management Interlocks.

Persons should be aware of the various statutes and regulations either prohibiting or restricting dual service by them in the following areas:

1. Service as a director, officer or employee of any other commercial bank, banking association, trust company, savings bank, savings and loan association, or credit union;

2. Service in an organization primarily engaged in the issue, underwriting, public sale or distribution of stocks, bonds or other securities;

3. Service as an officer or director of a public utility or a registered public utility holding company or subsidiary; or

4. Service as a director, officer, partner, employee, appointee or representative of any obligor of securities for which the Company subsidiary with which he or she is affiliated is the indenture (corporate) trustee.

          VII. SPECIAL ETHICS OBLIGATIONS FOR EMPLOYEES WITH FINANCIAL
                           REPORTING RESPONSIBILITIES

As a public company, it is critical that the Company's filings with the Securities and Exchange Commission be accurate and timely. Depending on their position with the Company, Persons may be called upon to provide information to assure that the Company's public reports are complete, fair and understandable. The Company expects all Persons to take this responsibility seriously and to provide prompt and accurate answers to inquiries related to the Company's public disclosure requirements.

All Persons bear a special responsibility for promoting integrity throughout the Company. The CEO, the CFO, the Treasurer, the Controller, and all those Persons acting in a similar capacity have a special role both to adhere to these principles and also to ensure that the Company's corporate culture ensures the fair and timely reporting of the Company's financial results and condition.

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Because of this special role, the Company's CEO, CFO, Treasurer, Controller, and all those Persons acting in a similar capacity of the Company are bound by the following Financial Officer Code of Ethics, and by signing the Certificate of Compliance attached to this Code, each agrees that he or she will:

      - Act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships;

      - Provide information that is accurate, complete, objective, relevant, timely and understandable to ensure full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, government agencies and in other public communications;

      - Comply with rules and regulations of federal, state and local governments, and other appropriate regulatory agencies;

      - Act in good faith, responsibly, and with due care, competence and diligence, without misrepresenting material facts or allowing one's independent judgment to be impaired; and

      - Promptly report to the Company's CEO, CFO, or a member of the Company's Audit Committee of the Company's Board of Directors any conduct that the individual believes to be a violation of law or business ethics or of any provision of the Code of Conduct, including any transaction or relationship that reasonably could be expected to give rise to a conflict of interest.

Violations of this Financial Officer Code of Ethics, including failures to report potential violations by others, is a serious matter that may result in disciplinary action, including termination of employment. If any Person believes that a violation of the Financial Officer Code of Ethics has occurred, he or she should contact the Company's CEO.

                     REPORTING ILLEGAL OR UNETHICAL BEHAVIOR

The Sarbanes-Oxley Act of 2002 (Act) seeks to enhance corporate governance and to ensure, among other things, the accuracy of financial reporting. To this end, the Act requires publicly traded companies to establish procedures for receiving and handling employee complaints, particularly those that relate to accounting, internal control, and auditing matters. The Act makes it illegal to retaliate against an internal whistle blower, and imposes criminal penalties against anyone who does so.

Laurel Capital Group, Inc. and its wholly owned subsidiary, Laurel Savings Bank (Company), intend to comply with all provisions of the Act and wants to foster an environment where all employees feel they can safely report the questionable behavior of others for the benefit of the Bank.

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A.    REPORTING PROCEDURES

Any supposed improper illegal or unethical activity or other suspicious behavior should be reported to one of the following individuals either in person; or via telephone, e-mail, or written communication:

Richard Hamilton
4578 Middle Road
Allison Park, PA 15101
(412) 487-5815

John Auld
Abernethy, Auld and Young
4499 Mt. Royal Blvd.
Allison Park, PA 15101
(412) 487-8668

Carrie Schaefer
512 Carters Grove
Gibsonia, PA 15044
(724) 443-7502

If an employee feels more comfortable discussing the situation with his/her immediate supervisor prior to reporting it to one of the individuals listed above, they may do so. If it is determined that the situation in question should be reported, either the concerned employee or their supervisor may relay the information. Reports may also be submitted anonymously. Anonymous reports will receive the same level of attention as a report submitted by someone who has identified themselves.

All reports received will be held in the strictest confidence and will initially only be communicated to members of the Audit Committee of the Board of Directors of the Company. If the Audit Committee determines that further investigation is warranted, the information contained in the report will only be shared with other Company employees and/or law enforcement agencies as necessary.

B.    CONTENT OF REPORT

Reports submitted to any of the listed contacts should contain the following information:

      -     Description of the nature of the alleged improper activity;

      -     Name(s) of the employee(s) involved in the activity;

      -     Approximate date(s) when the activity took place;

      -     Any other information as deemed necessary.

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C.    AUDIT COMMITTEE RESPONSIBILITY

All reports will be presented to the Audit Committee within 30 days of their receipt, no matter which contact individual received the initial report. The Audit Committee will conduct an investigation into the alleged occurrence with the assistance of the Internal Auditor (IA) unless the nature of the activity would suggest that the IA's involvement would be inappropriate. The IA will document the investigation thoroughly and will maintain all information received in the strictest confidence. If the IA is not involved, the documentation will be maintained by the Chairman of the Audit Committee.

The Audit Committee will supervise and review the investigation's findings and will recommend what further course of action should be taken, if any. A summary of the report and all subsequent findings will be prepared and provided to the employee(s) whose actions were in question as required by the FACT Act. Copies of the reports and all associated documentation will be retained by the IA for at least five years.

D.    PROTECTION FROM RETRIBUTION

No employee will be retaliated against in any manner for filing reports alleging improper, illegal or unethical internal activity, as long as they were submitted in good faith. If an employee believes that he or she has suffered retribution for filing a report, they should make this known to the Chairman of the Audit Committee, who will investigate the supposed retaliation. If the investigation confirms that the employee was retaliated against because of reports that he or she may have filed, appropriate actions will be taken and federal authorities will be notified.

Employees are given federal protection for whistle blowing under the Act. If an individual is retaliated against for reporting alleged internal wrongdoing, they may be entitled to reinstatement, back pay with interest, and special damages sustained as a result of the discrimination. Further, the individual(s) who retaliates against those who file such reports can be fined and/or imprisoned for up to 10 years.

                                 IX. CONCLUSION

The Company conducts itself and its business dealings so as to comply with all applicable laws and regulations. Where the requirements of such laws and regulations are unclear, the advice of the Compliance Department or outside counsel must be sought to secure interpretation and to ensure compliance. Every Person must understand the Company's internal policies and procedures and the legal and regulatory framework within which the Company operates and must take those steps necessary to ensure that any Persons working with or under their supervision understand them. Persons are urged to reread the Code from time to time to refresh their recollection of the statutory and regulatory matters and the policies outlined herein.

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This Code may be amended or modified by the Board of Directors of the Company.
Waivers of this Code may only be granted by the Board of Directors or a committee of the Board with specific delegated authority. Waivers will be disclosed to shareholders as required by the Securities Exchange Act and the rules thereunder and the applicable rules of the Nasdaq Stock Market.

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                            CERTIFICATE OF COMPLIANCE

      I have reviewed and read the Company's Code of Conduct and Ethics (the "Code") for Laurel Capital Group, Inc. and its subsidiaries as adopted by the Board of Directors on April 22, 2004.

      I hereby certify that I am complying with all provisions of the Code and that I am not aware of any violations of the Code, except as noted below:

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

      I understand that the Code requires that if I become aware of any violations of the Code, I must report them.

      I have read and understand the Code and agree to comply with it at all times and in connection with the purchase and sale of Company stock.

      I also understand that violations of the Code can result in sanctions, including discipline, suspension, discharge, and referral for criminal prosecution or civil action.

Date: -----------------------

Signature: -------------------------------

Name (printed or typed): ---------------------------------

                         PLEASE RETURN TO EDWIN R. MAUS
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER

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